Exhibit 5.1

December 3, 2021

Dan Peale

+1 202 842 7835

dpeale@cooley.com

Thayer Ventures Acquisition Corporation

25852 McBean Parkway

Valencia, CA 91335

Ladies and Gentlemen:

We have represented Thayer Ventures Acquisition Corporation, a Delaware Corporation (the “Company”), in connection with a registration statement (No. 333-259570) on Form S-4, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement provides for the registration by the Company of up to 36,000,000 shares of the Company’s Class A common stock, par value $0.0001 per share and 75,000,000 shares of the Company’s Class V common stock, par value $0.0001 per share (the “Shares”), to be issued in connection with certain transactions whereby Inspirato LLC, a Delaware limited liability company (“Inspirato”), is to become a subsidiary of the Company pursuant to that certain Business Combination Agreement, dated as of June 30, 2021 (the “Business Combination Agreement”), by and among the Company, Passport Merger Sub I Inc., Passport Merger Sub II Inc., Passport Merger Sub III Inc., KPCB Investment I, Inc., Inspirato Group, Inc., W Capital Partners III IBC, Inc., Passport Company Merger Sub, LLC, and Inspirato. Certain mergers are to be effected pursuant to the Business Combination Agreement (such mergers, together with the other transactions related thereto as provided in the Business Combination Agreement, are referred to as the “Business Combination”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement, as proposed to be amended by an amendment thereto to be filed with the Commission on the date hereof, (ii) the Business Combination Agreement, (ii) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws, as amended, each as currently in effect, (iii) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Combined Company, filed as Exhibits 3.2 and 3.4, to the Registration Statement, respectively, each of which is to be in effect upon the closing of the Business Combination (such Amended and Restated Certificate of Incorporation, the “Restated Certificate”) and (iv) originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP    101 California Street, 5th Floor    San Francisco, CA    94111-5800

t: (415) 693-2000    f: (415) 693-2222    cooley.com

December 3, 2021

Page Two

In rendering this opinion, we have assumed that (i) prior to the issuance of any of the Shares, all approvals and actions for the issuance of the Shares referred to in the Registration Statement will have become effective, including the approval of the Restated Certificate by the stockholders of the Company and the filing of the Restated Certificate with the Secretary of State of the State of Delaware. (ii) the conditions to consummating the transactions contemplated by the Business Combination Agreement will have been satisfied or duly waived and (iii) that no shares of capital stock of the Company are issued or commitments to issue capital stock made by the Company prior to effectiveness of the Business Combination, other than as expressly permitted by the Business Combination Agreement.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when the Registration Statement has been declared effective and the Shares have been issued and paid for as provided in the Registration Statement and the Business Combination Agreement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder. This opinion speaks only as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Sincerely,

COOLEY LLP

By:	/s/ Dan Peale
Dan Peale

Cooley LLP    101 California Street, 5th Floor    San Francisco, CA    94111-5800

t: (415) 693-2000    f: (415) 693-2222    cooley.com